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                                                                     Exhibit 23


Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statements (No. 333-13095 and No. 333-82021) on Form S-8 and Form S-3/A, respectively, of Kyzen Corporation of our report dated January 18, 2003, with respect to the balance sheet of Kyzen Corporation as of December 31, 2002, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-KSB of Kyzen Corporation.

/s/  KPMG LLP

Nashville, Tennessee

March 21, 2003